SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Under Rule 14a-12

ValueVision Media, Inc.

(Name of Registrant as Specified In Its Charter)

Clinton Spotlight Master Fund, L.P.

Clinton Magnolia Master Fund, Ltd.

Clinton Relational Opportunity Master Fund, L.P.

Clinton Relational Opportunity, LLC

GEH Capital, Inc.

Channel Commerce Partners, L.P.

Clinton Group, Inc.

George E. Hall

Cannell Capital LLC

Tristan Offshore Fund, Ltd.

Tristan Partners, L.P.

Cuttyhunk II Fund LLC

Tonga Partners, L.P.

J. Carlo Cannell

Thomas D. Beers

Dorrit M. Bern

Mark Bozek

Melissa B. Fisher

Thomas D. Mottola

Robert Rosenblatt

Fred Siegel

Gregory P. Taxin

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the
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On November 4, 2013, Clinton Group, Inc. and its affiliates (collectively, "Clinton") issued a press release announcing Clinton's demand on ValueVision Media, Inc. ("ValueVision") to call a special meeting of shareholders (the "Special Meeting"). In the press release, Clinton stated its intention to solicit shareholders of ValueVision for their proxies in connection with the Special Meeting to (i) replace five members of ValueVision's current board of directors (the "Board"); (ii) expand the size of the Board from seven to nine directors; and (iii) elect seven individuals nominated by Clinton to the Board. Clinton attributed ValueVision's under-performance compared to its peers to its lack of strategy and vision that have resulted in stunted growth and a lack of profitability in the press release, noting its poor stock performance. The press release also included information regarding Clinton's nominees for election to the Board. A copy of the press released is filed herewith as Exhibit 1.

Information regarding the Participants in a solicitation of proxies of the shareholders of ValueVision in connection with the Special Meeting is filed herewith as Exhibit 2.

EXHIBIT 1

Clinton Group Calls For A Special Shareholder Meeting At ValueVision Media

–Seeks to Replace Majority of Board with Independent Director Nominees

–Nominees Include Thom Beers, CEO of FremantleMedia North America, and Tommy Mottola, Former CEO of Sony Music

NEW YORK, Nov. 4, 2013 /PRNewswire/ -- Clinton Group, Inc. ("Clinton Group") announced that one of its affiliates intends to file today the documents required to demand a Special Meeting of shareholders at ValueVision Media, Inc. (Nasdaq: VVTV) ("ValueVision" or the "Company"). Clinton Group, together with its affiliates and members of its group, owns more than 10% of the outstanding stock of ValueVision.

At the Special Meeting, which the Company is required to hold within 90 days, the Clinton Group intends to ask its fellow shareholders to remove the majority of the current directors, to expand the Board of Directors (the "Board") to nine directors, and to elect seven independent nominees who will seek to enhance the value of ValueVision through improved strategy, operations and merchandising.

"It is time for ValueVision to drive change at ShopHQ," said Gregory P. Taxin, President of Clinton Group. "For too long, ValueVision has suffered from a lack of vision and strategy that has stunted its growth and caused it to severely under-perform its peers. We have repeatedly asked the current directors to make changes in executive leadership and strategy and they have refused. We are therefore seeking shareholder support to elect new directors who will install a senior management team that will harness the power of ValueVision's tremendous assets in the rapidly converging world of media, eCommerce and entertainment to create significant value for shareholders."

The Clinton Group noted that ValueVision's stock is down 67% in the ten years ended October 31, 2013 and that ValueVision has generated profit in just one quarter since the current Chief Executive Officer joined the Company in 2008. Since the fiscal year ended February 2, 2008, revenue has declined more than 20% while the ValueVision's home shopping rivals have grown significantly.

"The Company has reported its financial results for the first six months of the current fiscal year and has declared that the turnaround is upon us," continued Mr. Taxin. "Yet, the profit generated in those six months for shareholders is equivalent to just one-quarter of the compensation paid to the directors last year. Companies should be run for shareholders, not for directors. If shareholders want a better result, we encourage them to join with us to change the Board and management of the Company."

Clinton Group has identified seven experienced professionals to replace the incumbent directors it seeks to remove and to fill the two vacancies that would be created by the expansion of the Board. The Clinton Group's independent director nominees include a former Chief Executive Officer of HSN; a former CFO, COO and President of HSN who also served as the President of Tommy Hilfiger and the CFO of Bloomingdale's; a former Senior Vice President of QVC with extensive eCommerce experience; a merchant who was the CEO of a public specialty retailer and the group Vice President for Sears' home fashion and women's apparel business; and a former investment banker with experience in the media and television business.

Clinton Group also intends to nominate two iconic leaders in the media and entertainment business, Thom Beers, the CEO of FremantleMedia N.A., which produces "American Idol" and "America's Got Talent" among many other leading television shows, and Tommy Mottola, the former Chairman and CEO of Sony Music, who is known for developing the careers of many music and entertainment legends while growing Sony Music into the leading global music brand.

Collectively, these nominees have decades of successful operating experience in home shopping and retailing, plus strong acumen in financial management, entertainment and media.

"We believe the nominees we have recruited bring a unique blend of experience in multi-channel retailing, television production, entertainment and financial management," said Mr. Taxin. "We believe the marriage of proven, visionary leaders and strong, experienced operators will help ValueVision realize its full potential and turn this fledging business into one of the world's leading eCommerce companies."

The Clinton Group's independent nominees for the Company's Board are:

Thomas D. Beers. Since September 2012, Mr. Beers has been the CEO of FremantleMedia N.A., Inc., where he is responsible for Fremantle's management and business performance, as well as the development, production and operations of more than 600 hours of programming per year including "American Idol," "America's Got Talent," "The X Factor," "Let's Make a Deal," "Family Feud," and "The Price is Right." Prior to joining Fremantle, Mr. Beers was the founder and Chief Executive Officer of Original Productions, where he was the creator and driving force behind the Primetime Emmy® winning "Deadliest Catch", and Emmy nominee "Ice Road Truckers", and top-rated shows "Storage Wars", "Monster Garage" and "Black Gold". His catalogue of more than 40 series is firmly entrenched across cable powerhouses Discovery, HISTORY, A&E, Spike TV, The National Geographic Channel, and truTV.

Dorrit M. Bern. Ms. Bern is the former Chairman of the Board, Chief Executive Officer and President of Charming Shoppes Inc., a specialty retailer specializing in women's fashion, where she served from 1995 to 2008. Ms. Bern formulated a new business strategy to save Charming Shoppes from bankruptcy and grew the corporation from a $1 billion single-channel, bricks-and-mortar retailer, to a $3 billion multi-channel corporation with outlets, eCommerce, and catalog direct marketing. Prior to that time, Ms. Bern was Group Vice-President of women's apparel and home fashions for Sears, Roebuck and Co., a department store retailer, where she was the first female officer in Sears's history and authored "The Softer Side of Sears" initiative. Ms. Bern is a member of the board of directors of the Jay H. Baker Retailing Center at the Wharton Business School at the University of Pennsylvania, where she is also an instructor in Continuing Board Education.

Mark C. Bozek. Mr. Bozek is the former CEO of Home Shopping Network (HSN). Mr. Bozek generated over $6 billion in sales and $1 billion in profits while managing 6,000 employees at HSN. Mr. Bozek transformed HSN's merchandising through innovation and strategic leadership. Mr. Bozek built multiple $100+ million proprietary brands while running the company, including Ingenious Designs. He also was responsible for the development and growth of HSN's current top selling brands including Andrew Lessman, Diane Gilman, Wolfgang Puck and Serious Skin Care. In 1998, Bozek launched HSN.com. He grew this online business to over $100 million in eighteen months. Mr. Bozek was also responsible for the international launches of HSN in Japan, Europe and China. Mr. Bozek's merchandising and media success began as a producer at Fox Television and then as a Senior Vice President at QVC. Mr. Bozek was at Fox Television at its inception in 1998, where he was a three-time Emmy nominee.

Melissa B. Fisher. Ms. Fisher is Vice President of Corporate Development, Treasury and Investor Relations at Digital River, a global commerce-as-a-service company. Previously, Ms. Fisher was an investment banker at Foros, Bank of America and Goldman, Sachs & Co., where she served in the Communications, Media and Entertainment Group. Prior to her work in investment banking, Ms. Fisher was a financial analyst for Fox Television, a division of News Corporation, a global vertically integrated media company.

Thomas D. Mottola. Mr. Mottola served as Chairman and Chief Executive Officer of Sony Music Entertainment, Inc., a global recorded music company. Prior to becoming Chief Executive Officer of Sony,

he served as its President from 1988 to 1993. During his tenure, he transformed Sony and its 18,000 employees into the most successful global music company in history, expanding its businesses and all of its manufacturing facilities into over 60 countries, while creating one of the strongest management teams in the industry. Mr. Mottola is widely known for signing and developing the careers of major recording artists, including Celine Dion, Mariah Carey, Beyonce, Jennifer Lopez, Ricky Martin, Gloria Estefan, Shakira, Dixie Chicks, Marc Anthony, Barbra Streisand, Bruce Springsteen, Billy Joel and Harry Connick Jr., among many others. Under Mottola's leadership, Sony revenues increased from $800 million to over $8 billion a year, creating the largest sales in the history of the company and making it the world leader in recorded music sales.

Robert Rosenblatt. From 1997 to 2004, Mr. Rosenblatt was an executive at HSN and served as Chief Financial Officer from 1997 to 1999, Chief Operating Officer from 2000 to 2001 and President from 2001 to 2004. Mr. Rosenblatt later served as Group President and Chief Operating Officer of Tommy Hilfiger Corp. He co-managed the process that culminated in the successful sale of Tommy Hilfiger Corp. to Apax Partners in 2006. Previously, he served as Chief Financial Officer and Vice President of Stores at Bloomingdale's.

Fred Siegel. Mr. Siegel was the Senior Vice President and marketing head for QVC from 1993 to 1998, overseeing all off-air consumer touch-points including all marketing and communications, leading special on-air events, and attracting and securing marquee brand-name vendors, helping QVC become the category-defining brand. After QVC, Mr. Siegel was marketing lead for Excite and Excite @ Home where he oversaw all marketing and communications activities. Mr. Siegel is responsible for many Internet firsts including strategic partnerships with television networks, the first large-scale voting event on the web (with the Prime Time Emmys) and the first Online Town Hall meeting with President Clinton (to demonstrate the then-nascent VoiP technology). Mr. Siegel currently advises various companies from Google Ventures-backed Sidecar to the twenty-something organization, Our Time. Mr. Siegel won a Daytime Emmy Award in 2011 and has won a Clio.

Clinton Group is not seeking the removal of Robert S. Pick or Sean F. Orr from the Board of ValueVision and hopes they will be willing to continue to serve shareholders as directors.

Clinton Group, Inc. and certain of its affiliates, officers and employees intend to make a preliminary filing with the United States Securities and Exchange Commission ("SEC") of a proxy solicitation statement to be used to solicit proxies for the removal of a majority of the directors from the Board, the expansion of the size of the Board and the election of new individuals to the Board, among other things.

This communication is not a proxy solicitation, which may be done only pursuant to a definitive written proxy statement.

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm that is a Registered Investment Advisor. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, GEH CAPITAL, INC., CHANNEL COMMERCE PARTNERS, L.P., CLINTON GROUP, INC., GEORGE E. HALL (COLLECTIVELY, "CLINTON"), CANNELL CAPITAL LLC, TRISTAN OFFSHORE FUND, LTD., TRISTAN PARTNERS, L.P., CUTTYHUNK II FUND LLC, TONGA PARTNERS, L.P. AND J. CARLO CANNELL (COLLECTIVELY, "CANNELL") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VALUEVISION MEDIA, INC. ("VALUEVISION") IN CONNECTION WITH THE SPECIAL MEETING OF

STOCKHOLDERS OF VALUEVISION REQUESTED BY CERTAIN OF THE PARTICIPANTS (AS DEFINED BELOW). ALL STOCKHOLDERS OF VALUEVISION ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF VALUEVISION BY CLINTON, CANNELL, THOMAS DAVID BEERS, DORRIT M. BERN, MARK BOZEK, MELISSA B. FISHER, THOMAS D. MOTTOLA, ROBERT ROSENBLATT AND FRED SIEGEL (COLLECTIVELY, THE "PARTICIPANTS") WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF VALUEVISION AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, CLINTON WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST.

CONTACT: Connie Laux, Clinton Group, Inc., +1-212-825-0400, or Bruce H. Goldfarb/Lydia Mulyk, Okapi Partners LLC, +1-212-297-0720

EXHIBIT 2

CLINTON SPOTLIGHT MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, GEH CAPITAL, INC., CHANNEL COMMERCE PARTNERS, L.P., CLINTON GROUP, INC., GEORGE E. HALL (COLLECTIVELY, “CLINTON”) INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT PROXIES FROM THE STOCKHOLDERS OF VALUEVISION MEDIA, INC. ("VALUEVISION") IN CONNECTION WITH THE SPECIAL MEETING OF STOCKHOLDERS OF VALUEVISION REQUESTED BY CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P. ALL STOCKHOLDERS OF VALUEVISION ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF VALUEVISION BY CANNELL CAPITAL LLC, TRISTAN OFFSHORE FUND, LTD., TRISTAN PARTNERS, L.P., CUTTYHUNK II FUND LLC, TONGA PARTNERS, L.P. AND J. CARLO CANNELL, CLINTON, THOMAS DAVID BEERS, DORRIT M. BERN, MARK BOZEK, MELISSA B. FISHER, THOMAS D. MOTTOLA, ROBERT ROSENBLATT, FRED SIEGEL AND GREGORY P. TAXIN (COLLECTIVELY, THE "PARTICIPANTS") WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE FURNISHED TO SOME OR ALL OF THE STOCKHOLDERS OF VALUEVISION AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, CLINTON WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD (WHEN AVAILABLE) WITHOUT CHARGE UPON REQUEST.

PARTICIPANTS

Clinton Group, Inc., together with the entities and individuals below (collectively, the "Participants"), are anticipated to be, or may be deemed to be, participants in a solicitation of proxies from the stockholders of ValueVision Media, Inc. ("ValueVision") in connection with the special meeting of stockholders (the "Proxy Solicitation").

The Participants include (i) Clinton Spotlight Master Fund, L.P. ("SPOT"); (ii) Clinton Magnolia Master Fund, Ltd. ("CMAG"); (iii) Clinton Relational Opportunity Master Fund, L.P. ("CREL"); (iv) Clinton Relational Opportunity, LLC ("CRO"); (v) GEH Capital, Inc. ("GEHC"); (vi) Channel Commerce Partners, L.P. ("CCP"); (vii) Clinton Group, Inc. ("CGI"); (viii) George E. Hall ("Mr. Hall," and together with SPOT, CMAG, CREL, CRO, GEHC, CCP and CGI, "Clinton"); (ix) Cannell Capital LLC ("Cannell"); (x) Tristan Offshore Fund, Ltd. ("Tristan Offshore"); (xi) Tristan Partners, L.P. ("Tristan Partners"); (xii) Cuttyhunk II Fund LLC

("Cuttyhunk"); (xiii) Tonga Partners, L.P. ("Tonga"); (xiv) J. Carlo Cannell ("Mr. Cannell," and together with Cannell, Tristan Offshore, Tristan Partners , Cuttyhunk and Tonga, the "Cannell Parties"); (xv) each of the following individuals whom Clinton and the Cannell Parties propose to nominate as a director pursuant to the Proxy Solicitation: Thomas D. Beers, Dorrit M. Bern, Mark Bozek, Melissa B. Fisher, Thomas D. Mottola, Robert Rosenblatt and Fred Siegel (collectively, the "Nominees"); and (xvi) the following individual who has agreed to be nominated as a director pursuant to the Proxy Solicitation in the event that (a) more than nine directors are to be elected at the special meeting of stockholders expected to be held pursuant to a demand by CREL (the "Special Meeting") or (b) any of the Nominees is unable or unwilling to stand for election at the Special Meeting: Gregory P. Taxin (the "Substitute Nominee").

CGI is registered as an investment adviser under the Investment Advisers Act of 1940, and its principal business is to provide investment management services to private individuals and institutions. The principal business of CRO is investment management. The principal business of SPOT, CMAG, CREL, GEHC, CCP, Tristan Offshore, Tristan Partners, Cuttyhunk and Tonga is to invest in securities. The principal business of Mr. Hall is to serve as Chief Executive Officer of CGI. Cannell is registered as an investment adviser under the Investment Advisers Act of 1940, and its principal business is to provide investment management and advisory services. The principal business of J. Carlo Cannell is to serve as the sole managing member of Cannell. The principal business of Mr. Beers is to serve as Chief Executive Officer of Fremantle Media N.A., the U.S. production division of global media giant Fremantle Media Ltd. The principal business of Ms. Bern following her retirement from Charming Shoppes Inc. has been serving as a director on the board of The Wet Seal, Inc., a specialty retailer for females, and serving as an instructor in Continuing Board Education at the Wharton Business School at the University of Pennsylvania. The principal business of Mr. Bozek is to serve as the Chief Executive Officer of Dollars Per Minute Inc., a merchandising and entertainment company. The principal business of Ms. Fisher is to serve as the Vice-President of Corporate Development, Treasury and Investor Relations at Digital River, Inc., a global e-commerce solutions company. The principal business of Mr. Mottola is to serve as the Chief Executive Officer and Chairman of The Mottola Company, Inc., a company specializing in multimedia, entertainment, communications, branding, licensing and consulting. The principal business of Mr. Rosenblatt is to serve as the Chief Executive Officer of Rosenblatt Consulting, LLC, a provider of strategic consulting services to investment and retail firms. The principal business of Mr. Siegel is to serve as a partner at Fred Siegel Partners, a company that creates and implements media initiatives for corporations and leading non-profits. The principal business of Mr. Taxin is to serve as a President of Clinton Group, Inc.

The principal business address of CRO, GEHC, CCP, CGI, Mr. Hall, and Mr. Taxin is 601 Lexington Avenue, 51st Floor, New York, New York 10022. The principal business address of SPOT, CMAG and CREL is c/o Credit Suisse Administration Services (Cayman) Ltd., P.O. Box 2003 GT, Grand Pavilion Commercial Centre, 802 West Bay Road, Grand Cayman, Cayman Islands. The principal business address of Cannell, Tonga, Tristan Partners, and Mr. Cannell is P.O. Box 3459, 310 East Pearl Street, Unit A, Jackson, WY 83001. The principal business address of Tristan Offshore is One Capital Place, 3rd Floor, GT Grand Cayman, KY1-11003, Cayman Islands. The principal business address of Cuttyhunk is HSBC Trustee Limited, P.O. Box 484, HSBC House, 68 West Bay Road, Grand Cayman, KY1-1106, Cayman Islands. The

principal business address of Mr. Beers is 400 W. Alemeda, Burbank, CA 91505. The principal business address of Ms. Bern is 1069 Bald Eagle Drive, Marco Island, FL 34145. The principal business address of Mr. Bozek is 609 Greenwich Street, New York, NY 10014. The principal business address of Ms. Fisher is 10380 Bren Road West, Minnetonka, MN 55343. The principal business address of Mr. Mottola is 156 West 56th Street, 4th Floor, New York, NY 10019. The principal business address of Mr. Rosenblatt is 15 Crestview Drive, Pleasantville, NY 10570. The principal business address of Mr. Siegel is 1425 Locust Street, Philadelphia, PA 19102.

As of the close of business on November 1, 2013, the Participants may be deemed to beneficially own an aggregate of 5,445,679 shares of common stock, par value $0.01 per share (the "Common Stock"), constituting approximately 11.0% of ValueVision's outstanding Common Stock. The aggregate number and percentage of shares of Common Stock reported herein are based upon the 49,595,391 shares of Common Stock outstanding as of September 4, 2013, as reported in the Issuer's Quarterly Report on Form 10-Q for the period ended August 3, 2013, filed with the Securities and Exchange Commission on September 6, 2013. Of the 5,445,679 shares of Common Stock owned in the aggregate by the Participants, such shares of Common Stock may be deemed to be beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) as follows: (a) 987,259 shares of Common Stock are beneficially owned by CREL; (b) 39,200 shares of Common Stock are beneficially owned by CMAG; (c) 1,448,602 shares of Common Stock are beneficially owned by SPOT; (d) 987,259 shares of Common Stock may be deemed to be beneficially owned by CRO by virtue of an investment management agreement with CREL; (e) 464,115 shares of Common Stock may be deemed to be beneficially owned by CCP; (f) 50,000 shares of Common Stock may be deemed to be beneficially owned by GEHC; (g) 3,194,346 shares of Common Stock may be deemed to be beneficially owned by CGI by virtue of investment management agreements with CMAG, SPOT, CREL and CCP, its ownership of CRO and a sub-advisory agreement governing a portion of a mutual fund portfolio that beneficially owns 255,170 shares of Common Stock ("CASF"); (h) 3,244,346 shares of Common Stock may be deemed to be beneficially owned by Mr. Hall (together with CGI, CREL, CMAG, SPOT, CRO, CCP, GEHC and CASF, the "Clinton Parties") by virtue of his direct and indirect control of CGI, CREL, CMAG, SPOT, CRO, CCP, GEHC and CASF; and (i) 2,201,333 shares of Common Stock may be deemed to be beneficially owned by Cannell, which serves as an investment adviser to Tristan Offshore, Tristan Partners, Cuttyhunk, and Tonga (together, the "Cannell Investment Vehicles") and certain managed accounts (the "Cannell Accounts"). The 2,201,333 shares of Common Stock deemed to be beneficially owned by Cannell include (i) 257,824 shares of Common Stock, or approximately 0.5% of the outstanding Common Stock, directly held by Tristan Offshore; (ii) 352,107 shares of Common Stock, or approximately 0.7% of the outstanding Common Stock, directly held by Cuttyhunk; (iii) 568,395 shares of Common Stock, or approximately 1.1% of the outstanding Common Stock, directly held by Tonga; (iv) 631,628 shares of Common Stock, or approximately 1.3% of the outstanding Common Stock, directly held by Tristan Partners; and (v) 391,379 shares of Common Stock, or approximately 0.8% of the outstanding Common Stock, directly held by the Cannell Accounts. J. Carlo Cannell (together with Cannell, the Cannell Investment Vehicles and the Cannell Accounts, the "Cannell Parties") is the sole managing member of Cannell, and as such has the power to direct the actions of Cannell. In addition, the Clinton Parties hold option contracts on 982,300 shares of Common Stock with a strike price of $5.00 and expiration dates ranging from November 16, 2013 to April 19, 2014.

The Participants may be deemed to have formed a "group," within the meaning of Section 13(d)(3) of the Exchange Act. Collectively, as of the close of business on November 1, 2013, the group may be deemed to beneficially own 5,445,679 shares of Common Stock, constituting approximately 11.0% of the currently outstanding Common Stock of ValueVision.